CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement on Form S-8 (file No. 333-146642) of Innolog Holdings Corporation of our report dated May 17, 2011 on the consolidated financial statements appearing in the annual Report on Form 10-K of Innolog Holdings Corporation for the year ended December 31, 2010.

/s/ Gumbiner Savett Inc.

Gumbiner Savett Inc.
Santa Monica, California
May 17, 2011